Exhibit 99.1

FOR IMMEDIATE RELEASE

Thursday, March 6, 2008

SMTC Corporation Reports Fourth Quarter and Full Year Results

Reports 24% Sequential Quarterly Revenue Growth; Generates $25 Million Cash Flow for the Year

TORONTO, March 6, 2008 - SMTC Corporation (Nasdaq: SMTX) (TSX: SMX), a global electronics manufacturing services (EMS) provider, today reported fourth quarter revenue of $66.8 million representing a 24% increase over third quarter revenue of $54.0 million. Net earnings of $1.0 million, or $0.07 per share, for the fourth quarter ended December 31, 2007 compares with a net loss of $1.2 million, or ($0.08) in the third quarter. The fourth quarter of 2006 was a record quarter for SMTC with revenue of $76.1 million and net income of $2.1 million, or $0.14 per share.

Gross profit for the fourth quarter of 2007 was $6.4 million, or 9.5% of revenue, compared with $3.4 million, or 6.3% of revenue for the previous quarter and $7.7 million, or 10.1% of revenue, for the fourth quarter of 2006. SMTC generated $2.3 million in positive cash flow from operations in the fourth quarter.

“Fourth quarter results reflect our customers’ resumption of traditional order levels that were unusually low in the previous quarter. As expected, our results did not attain the record level in 2006; however our overall financial performance was in line with our expectations”, stated John Caldwell, President and Chief Executive Officer. Notably, we have engaged with several new customers that are now ramping to solid revenue levels. We also progressed two important strategic initiatives to bring additional capability to our customers by expanding our footprint in Mexico and China.”

“Largely through earnings and effective working capital management, we produced $2.3 million in positive cash flow from operations while increasing revenue by 24% in the quarter”, stated Jane Todd, Senior Vice President Finance and Chief Financial Officer. “We applied our cash flow to debt reduction, lowering total indebtedness to $21.0 million, the lowest level in eight years.”

Revenue for the year ended December 31, 2007 was $256.4 million and net income was $2.7 million, or $0.18 per share, compared with revenue of $262.8 million and net income of $10.5 million, or $0.71 per share for 2006. One-time items recorded in net income were $0.9 million and $5.0 million, respectively, for 2007 and 2006. Gross profit for the year was $22.1 million or, 8.6% of revenue, compared with $26.4 million, or 10.0% for 2006. Largely the result of improved working capital in 2007, cash generated from operations was $24.7 million comparing favourably with cash usage of $9.5 million in 2006.

“While our results did not attain the previous years’ revenue and earnings levels largely due to very soft order levels in the third quarter, we generated approximately $25 million in positive cash flow. Overall we consider 2007 a successful year for the Company”, stated John Caldwell. “We enter 2008 with the broadest capability in SMTC’s history and with a much stronger balance sheet. Our goals for 2008 are to achieve substantially higher earnings on a growing revenue base as well as continuing to generate cash from operations to further reduce debt. We expect results in the second half of the year to be stronger with new customers ramping to higher volumes and seasonality of certain of our long standing customers. However, the unpredictable nature of our customers’ order patterns may affect our quarterly results. We will continue to monitor and update this guidance on a quarterly basis”, stated John Caldwell.

About SMTC Corporation: SMTC Corporation, founded in 1985, is a mid-size provider of end-to-end electronics manufacturing services (EMS) including PCBA production, systems integration and comprehensive testing services, enclosure fabrication, as well as product design, sustaining engineering and supply chain management services. SMTC facilities span a broad footprint in the United States, Canada, and Mexico, and a partnering relationship in China, with over 1300 full time employees. SMTC services extend over the entire electronic product life cycle from the development and introduction of new products through to the growth, maturity and end-of-life phases. SMTC offers fully integrated contract manufacturing services with a distinctive approach to global original equipment manufacturers (OEMs) and emerging technology companies primarily within industrial, computing and communication market segments.

SMTC is a public company incorporated in Delaware with its shares traded on the Nasdaq National Market System under the symbol SMTX and on the Toronto Stock Exchange under the symbol SMX. For further information on SMTC Corporation, please visit our website at www.smtc.com (http://www.smtc.com/)

Note for Investors: The statements contained in this release that are not purely historical are forward-looking statements which involve risk and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. These statements may be identified by their use of forward-looking terminology such as “believes”, “expect”, “may”, “should”, “would”, “will”, “intends”, “plans”, “estimates”, “anticipates” and similar words, and include, but are not limited to, statements regarding the expectations, intentions or strategies of SMTC Corporation. For these statements, we claim the protection of the safe harbor for forward-looking statements provisions contained in the Private Securities Litigation Reform Act of 1995. Risks and uncertainties that may cause future results to differ from forward-looking statements include the challenges of managing quickly expanding operations and integrating acquired companies, fluctuations in demand for customers’ products and changes in customers’ product sources, competition in the EMS industry, component shortages, and others discussed in the Company’s most recent filings with securities regulators in the United States and Canada. The forward-looking statements contained in this release are made as of the date hereof and the Company assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

For further information:

Jane Todd,

Senior Vice President, Finance and Chief Financial Officer,

(905) 413-1300,

Email: jane.todd@smtc.com

Consolidated Balance Sheets as of

(Unaudited)

(Expressed in thousands of U.S. dollars)	December 31, 2007	December 31, 2006
Assets
Current assets:
Cash	$182	$—
Accounts receivable - net	38,658	$45,160
Inventories	30,879	42,851
Prepaid expenses	940	1,280

	70,659	89,291
Property, plant and equipment - net	22,295	24,804
Deferred financing fees	1,410	1,310
Deferred income taxes	483	557

	$94,847	$115,962

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$37,172	$36,730
Accrued liabilities	7,272	10,253
Income taxes payable	604	1,979
Current portion of long-term debt	3,071	22,405
Current portion of capital lease obligations	736	541

	48,855	71,908
Long-term debt	17,913	18,632
Capital lease obligations	1,244	1,531
Shareholders’ equity:
Capital stock	7,854	11,969
Warrants	10,372	10,372
Loans receivable	(5)	(5)
Additional paid-in capital	248,888	244,501
Deficit	(240,274)	(242,946)

	26,835	23,891

	$94,847	$115,962

Consolidated Statements of Operations and Comprehensive Income

(Unaudited)

	Three months ended		Twelve months ended
(Expressed in thousands of U.S. dollars, except number of shares and per share amounts)	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Revenue	$66,775	$76,055	$256,408	$262,782
Cost of sales	60,430	68,386	234,316	236,351

Gross profit	6,345	7,669	22,092	26,431
Selling, general and administrative expenses	4,198	3,640	14,564	15,162

Restructuring (recoveries) charges	—	—	242	(1,350)
Gain on sale of assets	(24)	—	(24)	(1,228)
Loss on extinguishment of debt	—	—	371	—
Other expenses	—	—	—	826

Operating earnings	2,171	4,029	6,939	13,021
Interest expense	1,055	1,995	5,584	5,395

Earnings before income taxes	1,116	2,034	1,355	7,626
Income tax (recovery) expense
Current	64	(141)	(1,317)	(2,023)
Deferred	98	62	—	62

	162	(79)	(1,317)	(1,961)

Net (loss) earnings from continuing operations	954	2,113	2,672	9,587
Net earnings from discontinued operations	—	—	—	874

Net earnings, also being comprehensive income	$954	$2,113	$2,672	$10,461

Basic earnings per share	$0.07	$0.14	$0.18	$0.71
Diluted earnings per share	$0.06	$0.14	$0.18	$0.70
Weighted average number of shares outstanding
Basic	14,646,333	14,645,790	14,646,333	14,646,333
Diluted	14,734,877	14,921,634	14,959,978	14,906,280

Consolidated Statements of Cash Flows

(Unaudited)

	Three months ended		Twelve months ended
(Expressed in thousands of U.S. dollars)	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Cash provided by (used in):
Operations:
Net earnings	$954	$2,113	$2,672	$10,461
Items not involving cash:
Depreciation	1,230	1,231	4,970	4,688
Gain on disposition of property, plant and equipment	(49)	—	(24)	(1,228)
Other	—	—	—	46
Deferred income taxes	169	43	74	62
Non-cash interest	75	900	1,593	1,949
Stock-based compensation	(161)	(205)	(26)	187
Loss on extinguishment of debt	—	—	269	—
Discontinued operations	—	—	—	(874)

	2,218	4,082	9,528	15,291
Change in non-cash operating working capital:
Accounts receivable	(3,771)	(824)	6,502	(18,373)
Inventories	5,973	6,903	11,972	(9,595)
Prepaid expenses	557	354	340	418
Income taxes recoverable/payable	192	56	(1,375)	776
Accounts payable	(2,304)	(8,608)	442	5,791
Accrued liabilities	(579)	(717)	(2,683)	(3,847)

	2,286	1,246	24,726	(9,539)
Financing:
Increase in long-term debt	—	1,402	21,500	16,639
Repayment of long-term debt	(2,094)	(1,834)	(42,106)	(4,732)
Principal payment of capital lease obligations	(173)	(283)	(653)	(1,686)
Net proceeds from issuance of shares	—	3	—	3
Proceeds from discontinued operations	—	—	—	874
Debt issuance and deferred financing costs	(47)	—	(1,409)	(606)

	(2,314)	(712)	(22,668)	10,492
Investing:
Purchase of property, plant and equipment	(156)	(534)	(1,914)	(2,181)
Proceeds from sale of property, plant and equipment	38	—	38	1,228

	(118)	(534)	(1,876)	(953)

Increase in cash and cash equivalents	(146)	—	182	—
Cash and cash equivalents, beginning of period	328	—	—	—

Cash, end of the period	$182	$—	$182	$—

Supplementary Information:

Reconciliation of EBITDA

	Three months ended		Twelve months ended
	December 31, 2007	December 31, 2006	December 31, 2007	December 31, 2006
Operating earnings	$2,171	$4,029	$6,939	$13,021
Add:
Depreciation	1,230	1,231	4,970	4,688
Loss on extinguishment of debt	—	—	371	—

EBITDA	3,401	5,260	12,280	17,709